EXHIBIT 99.1

Avis Budget Group Announces Management Realignment

Izzy Martins to be appointed EVP & CFO and Brian Choi to be appointed EVP & Chief Transformation Officer

Jagdeep Pahwa to become Chairman and Bernardo Hees to continue as Board Member

November 1, 2023

PARSIPPANY, N.J., November 1, 2023 (GLOBE NEWSWIRE) -- Avis Budget Group, Inc. (NASDAQ: CAR) today announced significant changes within its leadership team, reinforcing the company's commitment to its strategic vision and long-term success.

Effective January 1, 2024, Izzy Martins, currently serving as EVP Americas, will assume the role of EVP & Chief Financial Officer, succeeding Brian Choi, who will take on the newly established position of EVP & Chief Transformation Officer.

Ms. Martins has been with Avis Budget Group for nearly 20 years in various senior strategic and financial roles, including Chief Financial Officer, Americas, Chief Accounting Officer and most recently EVP Americas, where she obtained a wealth of operational expertise through her responsibilities for the Americas region.

Mr. Choi's appointment as EVP & Chief Transformation Officer underscores Avis Budget Group's commitment to leveraging data, analytics, and cutting-edge technology to enhance the customer experience, revenue management, and overall operational performance. Mr. Choi has served as the company's EVP & Chief Financial Officer since August 2020.

Joe Ferraro, Chief Executive Officer of Avis Budget Group, said, “Izzy’s deep financial acumen coupled with her operational expertise will ensure a seamless transition into the CFO role. She is a key strategic partner to me, the Board, and the leadership team, and has been instrumental to our success over the years. Brian’s thought leadership in identifying strategies to position our business for growth and profitability has led to the creation of our transformation function. I asked Brian to lead these efforts as part of his evolving responsibilities. I want to thank both Izzy and Brian for their contributions in driving our Company’s performance over the past several years, inclusive of our post-pandemic transformation. Izzy and Brian are great examples of our longstanding focus on developing talent at all levels of our organization.”

In addition, effective immediately following the 2024 Annual Meeting, Jagdeep Pahwa, currently Vice Chairman of the Board, will become Chairman replacing Bernardo Hees in that capacity. Mr. Hees will continue to be a member of the Company’s Board of Directors. Mr. Pahwa has been a director since April 2018 and Vice Chairman since 2020. Mr. Pahwa serves as President of SRS Investment Management. Mr. Hees has been a director since February 2020 and Executive Chairman since July 2020.

Bernardo Hees, Executive Chairman said, “I could not be more pleased with the Company’s performance under the leadership of Mr. Ferraro and this board over the past four years. The success achieved through our focused strategy, aligned organization structure, and excellence in execution makes this a natural time for me to transition from Executive Chairman to a member of the Board. I have worked closely with Jagdeep and am confident that the company will continue its strong performance under his guidance. I wish him the best in his new role.”

Jagdeep Pahwa, Vice Chairman, added, “On behalf of the company and its board, I extend my gratitude to Bernardo for his significant contributions over the past four years. He has played a pivotal role in leading both the Board and the management team and building a sustainable high-performance culture at Avis. I am honored to take on the role of Chairman and look forward to working with Joe, the management team, and fellow Board members as we guide the company through its continued evolution."

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About Avis Budget Group

Avis Budget Group, Inc. is a leading global provider of mobility solutions, both through its Avis and Budget brands, which have more than 10,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network. Avis Budget Group operates most of its car rental offices in North America, Europe and Australasia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group is headquartered in Parsippany, N.J.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements.” Any statements that refer to outlook, expectations or other characterizations of future events, circumstances, or results, including the management and board changes discussed in this press release, are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, risks related to the management and board changes discussed in this press release and the other factors described in the “Risk Factors” and “Forward-Looking Statements” sections of Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the three months ended June 30, 2023. Accordingly, actual results, levels of activity, performance, achievements, and events could differ materially from those stated, anticipated or implied by such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Contacts
Investor Contact: David Calabria IR@avisbudget.com

Media Contact: James Tomlinson Abgpress@edelman.com